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                                                                    EXHIBIT 99.1

                     Citizens Holding Company names new CEO

PHILADELPHIA, Miss.--(BUSINESS WIRE)--December 30, 2002--Citizens Holding Company (AMEX: CIZ - news) announced today that its Board of Directors has selected Greg L. McKee to be the Chief Executive Officer upon the retirement of Steve Webb, Chairman and Chief Executive Officer, effective January 1, 2003. Mr. Webb will continue to serve on the board and will retain the position of Chairman.

Mr. McKee, a board member since 2001, currently holds the position of President and Chief Operating Officer of both Citizens Holding Company and its subsidiary, The Citizens Bank of Philadelphia. He has been associated with the Company in various positions since 1983.

"I am honored that the Board has entrusted me with the responsibility of guiding this company upon the retirement of Mr. Webb," said Mr. McKee. "I look forward to continuing the pattern of asset growth and earnings that we have enjoyed in the past."

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.

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Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
rsmith@netdoor.com